For Immediate Release
BofI Holding, Inc. Announces Record First Quarter Net Income, Up 37.6%
Diluted EPS Increases 15.5%

SAN DIEGO, CA - (MARKETWIRE) - November 8, 2012 - BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent of BofI Federal Bank (the “Bank”), today announced financial results for the first quarter ended September 30, 2012. Net income was a record $8,989,000, an increase of 37.6% over net income of $6,533,000 for the quarter ended September 30, 2011. Earnings attributable to BofI's common stockholders were $8,912,000 or $0.67 per diluted share for the first quarter of fiscal 2013, an increase of 15.5% from $6,407,000 or $0.58 per diluted share for the quarter ended September 30, 2011.

Core earnings, which exclude the after-tax impact of gains and losses associated with our securities portfolio, increased 35.1% to $9,150,000 for the quarter ended September 30, 2012 compared to $6,771,000 for the quarter ended September 30, 2011

Third Quarter Fiscal 2012 Financial Summary:

Three Months Ended September 30,	Q1 Fiscal 2013	Q1 Fiscal 2012	YOY Change
(Dollars in thousands)
Net Interest Income	$22,485	$18,177	23.7%
Non-Interest Income	$6,761	$4,570	47.9%
Net Income	$8,989	$6,533	37.6%
Net Income Attributable to Common Stockholders	$9,150	$6,771	35.1%
Core Earnings[1]	$8,912	$6,407	39.1%
Diluted EPS	$0.67	$0.58	15.5%

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1 Core earnings is a non-GAAP measure that excludes realized and unrealized gains and losses associated with our securities portfolios.

“For the third consecutive quarter we have posted record earnings primarily as a result of our growth in both our loan portfolio and our fee income businesses,” remarked Greg Garrabrants, President and Chief Executive Officer. “Year over year our average interest earning assets grew 22% and our net interest margin of 3.70% this quarter was 5 basis points higher than the quarter ended September 30, 2011. Asset quality remains good with 0.82% of non-performing assets at September 30, 2012. Gain on sale from our mortgage banking business reached a new high of $6.5 million for the first quarter of fiscal 2013. I am also pleased with the shift in our deposit mix which has moved to 45.2% checking, savings and money market at September 30, 2012, up from 26.7% at September 30, 2011.”

“During the first quarter of fiscal 2013, we accomplished a number of key tasks important to the future growth of our business,” continued Mr. Garrabrants. Last week, we moved into our new headquarters location that provides additional space for our expansion.

After the end of the quarter, in October, we raised $18.6 million of Tier 1 capital through the sale of Series C non-cumulative convertible preferred equity at a conversion price of $30.50 per common share, equal to 186% of our tangible book value at September 30, 2012. With this Tier 1 capital raise we are well positioned, given our growing organic earnings to increase our asset size significantly, without the need for additional external capital. Several of our newer businesses gained significant traction this quarter. Our business banking group recently reached $100 million of deposits only four months after its launch. Our warehouse lending business funded $228 million of loans in the month of October after funding less than $40 million in July.”

Other Highlights:

•	Loan portfolio grew by $469.1 million or 32.5% compared to September 30, 2011

•	Loan originations for three months ended September 30, 2012 were $534.5 million, up 55.8% compared to the quarter ended September 30, 2011

•	Deposits grew by $358.8 million, or 24.0% compared to September 30, 2011

•	Asset quality remains strong with total non-performing assets of 0.82% of total assets and non-performing loans equal to 1.07% of total loans at September 30, 2012

•	Tangible book value increased to $16.36 per share, up $2.07 per share compared to September 30, 2011

•	Total assets reached $2,617.3 million, up $520.3 million or 24.8% compared to September 30, 2011

First Quarter Fiscal 2013 Income Statement Summary
During the quarter ended September 30, 2012, BofI earned $8,989,000 or $0.67 per diluted share compared to $6,533,000, or $0.58 per diluted share quarter ended September 30, 2011. Net interest income increased $4,308,000 or 23.7% for the quarter ended September 30, 2012 compared to September 30, 2011. Average earning assets grew year over year by $438.1 million and our net interest margin was 3.70% compared to 3.65% for the quarters ended September 30, 2012 and 2011, respectively.

Loan loss provision was $2,550,000 for the quarter ended September 30, 2012 as compared to $2,363,000 for the quarter ended September 30, 2011. Increased charge offs and growth in the loan portfolio in fiscal 2013 required an increase in loan loss provisions.

For the first quarter ended September 30, 2012, non-interest income was $6,761,000 compared to $4,570,000 for the three months ended September 30, 2011. The increase was primarily due to gain on sale of agency mortgage loans which was $4,922,000 for the quarter ended September 30, 2012 compared to $2,095,000 for the quarter ended September 30, 2011. Prepayment penalty income increased in the first quarter of fiscal 2013 to $202,000, up from $61,000 due to more loans prepaying in fiscal 2013.

Non-interest expense or operating costs increased $1,980,000, to $11,532,000 for the quarter ended September 30, 2012 from $9,552,000 for the three months ended September 30, 2011. The increase was mainly a result of an increase in compensation expense of $1,664,000 related to additional staffing added since September 30, 2011, an increase in data processing expense of $188,000 and an increase in advertising of $336,000 due to costs associated with increased loan and deposit products and account volumes.

Balance Sheet Summary
Our total assets increased $230.5 million, or 9.7%, to $2,617.3 million, as of September 30, 2012, up from $2,386.8 million at June 30, 2012. The loan portfolio increased a net $192.4 million, primarily from portfolio loan originations of $279.7 million less principal repayments and other adjustments of $87.3 million. Investment securities decreased $16.2 million as principal repayments exceeded new security investments. Total liabilities increased by $222.4 million or 10.2%, to $2,402.6 million at September 30, 2012, up from $2,180.2 million at June 30, 2012. The increase in total liabilities resulted primarily from growth in demand, savings and time deposits of $237.9 million. Stockholders' equity increased by $8.1 million, or 3.9%, to $214.7 million at September 30, 2012, up from $206.6 million at June 30, 2012. The increase was primarily the result of $9.0 million in net income, vesting and issuance of RSU's and exercise of stock options of $0.5 million, less $1.3 million unrealized loss from our available-for-sale securities and $0.1 million in dividends paid.

The Bank's Tier 1 capital was 8.20% at September 30, 2012 compared to 8.08% at September 30, 2011. Assuming BofI Holding contributed $26.0 million of its available cash to the bank, the pro forma Tier 1 capital ratio would be 9.19%.

Conference Call
A conference call and webcast will be held on Thursday, November 8, 2012 at 4:00 PM Eastern / 1:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-417-8533, conference ID # 7206431; international callers should dial: 719-457-2697, using the same conference ID number. The conference call will be webcast live and may be accessed at BofI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI's website for 30 days.
About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $2.6 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 3000 Index.
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as core earnings. Core earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI's core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of its business and performance, these non-GAAP measures should not be consider in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to core earnings:

	Three Months Ended
	September 30,
(Dollars in thousands)	2012	2011
Net income	$8,989	$6,533
Realized securities gains	—	—
Unrealized securities losses	272	402
Tax provision	(111)	(164)
Core earnings	$9,150	$6,771

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:
BofI Holding, Inc.
Gregory Garrabrants, President and CEO
858/350-6203
Gregory.Garrabrants@bofifederalbank.com

Investor Relations:
MZ Group, Inc.
Mark A. McPartland, Senior Vice President
1-212-301-7130
markmcp@mzgroup.us

SELECTED FINANCIAL DATA
The following tables set forth certain selected financial data concerning the periods indicated:
BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands)

Unaudited	September 30, 2012	June 30, 2012	September 30, 2011
Selected Balance Sheet Data:
Total assets	$2,617,319	$2,386,845	$2,097,042
Loans—net of allowance for loan losses	1,912,999	1,720,563	1,443,860
Loans held for sale, at fair value	52,433	38,469	40,478
Loans held for sale, lower of cost or market	69,567	40,712	8,721
Allowance for loan losses	10,171	9,636	8,008
Securities—trading	6,439	5,838	5,248
Securities—available-for-sale	160,378	164,159	156,130
Securities—held-to-maturity	300,039	313,032	350,066
Total deposits	1,852,971	1,615,088	1,494,158
Securities sold under agreements to repurchase	120,000	120,000	130,000
Advances from the FHLB	404,000	422,000	287,000
Subordinated debentures and other borrowings	5,155	5,155	5,155
Total stockholders’ equity	214,706	206,620	166,493

BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

	At or for the Three Months Ended
	September 30,
Unaudited	2012	2011
Selected Income Statement Data:
Interest and dividend income	$30,989	$27,765
Interest expense	8,504	9,588
Net interest income	22,485	18,177
Provision for loan losses	2,550	2,363
Net interest income after provision for loan losses	19,935	15,814
Non-interest income	6,761	4,570
Non-interest expense	11,532	9,552
Income before income tax expense	15,164	10,832
Income tax expense	6,175	4,299
Net income	$8,989	$6,533
Net income attributable to common stock	$8,912	$6,407
Per Share Data:
Net income:
Basic	$0.73	$0.59
Diluted	$0.67	$0.58
Book value per common share	$16.36	$14.29
Tangible book value per common share	$16.36	$14.29
Weighted average number of shares outstanding:
Basic	12,191,062	10,923,701
Diluted	13,253,283	11,180,070
Common shares outstanding at end of period	12,813,171	10,485,953
Common shares issued at end of period	13,647,741	11,223,365
Performance Ratios and Other Data:
Loan originations for investment	$279,697	$252,626
Loan originations for sale	254,796	90,369
Loan purchases	1,541	—
Return on average assets	1.44%	1.28%
Return on average common stockholders’ equity	18.46%	17.28%
Interest rate spread[1]	3.58%	3.51%
Net interest margin[2]	3.70%	3.65%
Efficiency ratio	39.43%	41.99%
Capital Ratios:
Equity to assets at end of period	8.20%	7.94%
Tier 1 leverage (core) capital to adjusted tangible assets[3]	8.20%	8.08%
Tier 1 risk-based capital ratio[3]	12.83%	12.89%
Total risk-based capital ratio[3]	13.44%	13.50%
Tangible capital to tangible assets[3]	8.20%	8.08%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.42%	0.43%
Nonperforming loans to total loans	1.07%	0.79%
Nonperforming assets to total assets	0.82%	0.80%
Allowance for loan losses to total loans at end of period	0.53%	0.55%
Allowance for loan losses to nonperforming loans	48.96%	69.98%
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1. Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Reflects regulatory capital ratios of BofI Federal Bank.